Exhibit 3.138

FILE COPY CERTIFICATE OF REGISTRATION OFA LIMITED PARTNERSHIP Limited Partnership No. LP15015 The Registrar of Companies for England & Wales hereby certifies that: ENSCO TRANSCONTINENTAL II LP is this day registered under the 1907 Limited Partnerships Act as a Limited Partnership. Given at Companies House on 28th May 2012. ,_~0,004::,, ,,.,\ "'<I ~ .. a;) ~ ·-••••• •• !::§ "'-%, .......... .... O£AND i...:'> THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES